Exhibit (a)(1)

STRATEX NETWORKS, INC.

OFFER TO EXCHANGE
CERTAIN OUTSTANDING OPTIONS
UNDER THE STRATEX NETWORKS, INC.
1994 STOCK INCENTIVE PLAN,
1996 NON-OFFICER EMPLOYEE STOCK OPTION PLAN,
1998 NON-OFFICER EMPLOYEE STOCK OPTION PLAN,
1999 STOCK INCENTIVE PLAN AND
2002 STOCK INCENTIVE PLAN

Any questions or requests for assistance or additional copies of any documents referred to in the Offer to Exchange may be directed to Stratex Networks, Inc. Attention: Stock Administration Department, 120 Rose Orchard Way, San Jose, California 95134, and the telephone number is (408) 943-0777, e-mail stock_administrator@stratexnet.com.

June 23, 2003, as amended July 3, 2003

Exhibit (a)(1)

STRATEX NETWORKS, INC.

OPTION EXCHANGE PROGRAM
TENDER OFFER STATEMENT
“OFFER TO EXCHANGE”

Offer to exchange certain options issued under the 1994 Stock Incentive Plan,
1996 Non-Officer Employee Stock Option Plan, 1998 Non-Officer Employee Stock
Option Plan, 1999 Stock Incentive Plan and 2002 Stock Incentive Plan for a
lesser number of new options to be granted at least six months and one day from the cancellation of the surrendered options (the “Offer”)

The Offer and withdrawal rights expire at 5:00 p.m. Pacific Time on Friday,
July 25, 2003, unless this Offer is extended by Stratex Networks, Inc. (the
“Expiration Date”)

SUMMARY OF TERMS

Offer. Subject to stockholder approval, Stratex Networks, Inc. (referred to herein as “Stratex,” “we,” “us” or the “Company”) is offering eligible employees the opportunity to make a one-time election to cancel certain outstanding grants of stock options (the “Current Options”) issued after July 1, 1995 under the Digital Microwave Corporation 1994 Stock Incentive Plan (the “1994 Plan”), the Digital Microwave Corporation 1996 Non-Officer Employee Stock Option Plan (the “1996 Plan”), the Digital Microwave Corporation 1998 Non-Officer Employee Stock Option Plan (the “1998 Plan”), the DMC Stratex Networks, Inc. 1999 Stock Incentive Plan (the “1999 Plan”), the Stratex Networks, Inc. 2002 Stock Incentive Plan (the “2002 Plan”) and all other stock option or incentive plans assumed by the Company in connection with a merger, acquisition or other similar transaction (the “Legacy Plans”) for a lesser number of new options (the “Replacement Options”) to be granted at least six months and one day from the cancellation of the Current Options. We are making this Offer upon the terms and subject to the conditions described in this Option Exchange Program Tender Offer Statement (the “Offer to Exchange”). We currently expect to grant the Replacement Options no earlier than January 29, 2004. Participation in the Offer is voluntary. To participate in the Offer, an Eligible Employee (as defined below) must properly tender Current Options prior to 5:00 p.m. Pacific Time on Friday, July 25, 2003, unless we extend the period of time the Offer is open (the “Expiration Date”).

This Offer is subject to and contingent upon obtaining stockholder approval of the Offer at the 2003 Annual Meeting of Stockholders on July 15, 2003. If the stockholders of the Company do not approve the Offer at the 2003 Annual Meeting of Stockholders on July 15, 2003, the Offer will be deemed automatically withdrawn. In addition, the contingent tender of any options will be automatically cancelled and such options will continue to be subject to their original terms.

Eligible Employees. The Offer is open to all of the Company’s existing employees and the employees of its subsidiaries who hold eligible stock options except for (1) corporate officers of the Company, (2) senior executives reporting to the Chief Executive Officer, (3) employees hired after December 19, 2002 and (4) employees located in non-U.S. jurisdictions where the Company determines that the application of local rules and regulations make the grant of Replacement Options impractical (the “Eligible Employees”). Members of our Board of Directors are not eligible to participate in the Offer. As of June 1, 2003, we had non-U.S. employees with eligible options in New Zealand, the United Kingdom, South Africa and Singapore (the “Participating Subsidiaries”).

To participate, an employee must be employed by Stratex or one of its Participating Subsidiaries on the date the Replacement Options are granted.

Termination of Employment. Eligible Employees who terminate employment for any reason, whether voluntarily or involuntarily, after the Expiration Date of the Offer and prior to the date on which Replacement Options are granted will not receive a grant of Replacement Options or any other consideration or payment for the cancellation of their Current Options.

Exchange Ratios. On June 2, 2003, we selected various option exchange ratios based on the average market value of our common stock, which was defined for purposes of establishing the ratios as the average closing price of our common stock over the twenty (20) trading days preceding June 2, 2003 (the “Average Market Value”). The Average Market Value of our common stock on June 2, 2003 was $3.00.

The exchange ratios were determined in a manner designed to reduce stockholder dilution. We will not issue any Replacement Options exercisable for fractional shares. Instead, if the exchange ratio yields a fractional number of shares, we will round down to the nearest whole share on a grant-by-grant basis. Except with respect to the exchange of options granted less than six months and one day prior to the commencement of the Offering Period (as defined below) (“Six Months Prior Options”), the table below shows the number of shares of our common stock subject to the Current Option that an Eligible Employee must exchange to receive a Replacement Option to purchase one share of common stock, based on the exercise price of the Current Option:

Exchange Ratios based on
a Common Stock Average
	Exercise Price of Current	Market Value per Share of
Tier	Options	$3.00 :

0	$6.00 or Less	N/A
1	$6.01 - $8.00	1.00 : 1.40
2	$8.01 - $15.00	1.00 : 2.00
3	$15.01 or Higher	1.00 : 2.50

If an Eligible Employee is exchanging Six Months Prior Options, the Six Months Prior Options will be replaced at a 1:00 to 1:25 exchange ratio.

Offering Period. Eligible Employees will be given at least twenty (20) U.S. business days in which to accept the Offer (the “Offering Period”). The Offering Period begins on June 23, 2003 and we currently expect it to end at 5:00 p.m. Pacific Time on Friday, July 25, 2003.

Current Options Eligible for Exchange. To be eligible for the Offer, Current Options must (1) have been issued after July 1, 1995, (2) be held by an Eligible Employee and (3) except in the case of Six Months Prior Options, have an exercise price greater than $6.00 per share. Six Months Prior Options (i.e., those granted after December 20, 2002) must be exchanged, regardless of their exercise price, if an Eligible Employee wishes to exchange any other eligible options.

Tender of Options. Eligible Employees may select the Tier (or Tiers) in which they will voluntarily exchange options. Once an Eligible Employee has selected the Tier (or Tiers) in which he or she will voluntarily exchange options, the Eligible Employee will automatically be deemed to have tendered all eligible outstanding options (a) in the lowest Tier selected and (b) in all Tiers above the lowest Tier selected. An Eligible Employee may not partially cancel an outstanding option grant or cancel only certain options within a Tier. In other words, if an Eligible Employee chooses to exchange options within a Tier, all unexercised options within that Tier will be exchanged and cancelled. In addition, all eligible outstanding options in all Tiers above the lowest Tier selected will automatically be deemed to have been tendered for exchange.

Cancellation Date. If an Eligible Employee accepts this Offer and properly tenders some or all of his or her eligible Current Options for exchange, the Eligible Employee’s tendered Current Options will be cancelled after the expiration of the Offering Period on the Expiration Date (the “Cancellation Date”). The Offering Period is presently scheduled to expire on Friday, July 25, 2003 at 5:00 p.m. Pacific Time, and we expect the Cancellation Date to also be July 25, 2003.

Grant Date. The Replacement Options will be granted on a date that is at least six months and one day after the Cancellation Date (the “Grant Date”). Assuming we do not extend the Expiration Date, we presently expect the Grant Date to be no earlier than January 29, 2004.

Exercise Price of Replacement Options. All Replacement Options will be granted with an exercise price equal to the closing price of our common stock on the Grant Date, which will be at least six months and one day from the Cancellation Date.

Vesting of Replacement Options. Except with respect to Six Months Prior Options, the Replacement Options will vest over a two-year period with one half of the shares vesting on the first anniversary of the Grant Date and an additional 1/12th of the remaining shares vesting on each monthly anniversary of the Grant Date thereafter. Six Months Prior Options will vest over a four-year period with one quarter of the shares vesting on the first anniversary of the Grant Date and an additional 1/36th of the remaining shares vesting on each monthly anniversary of the Grant Date thereafter. This means that all Replacement Options will be unvested at the time of grant, regardless of whether the Current Options exchanged were partially or wholly vested.

Term of Replacement Options. Except with respect to Six Months Prior Options, each Replacement Option will have a term equal to the lesser of the original term of the option and five years, provided, however, that the term of the Replacement Option will be no less than four years. With respect to Six Month Prior Options, each Replacement Option will have a term of seven years.

Other Terms and Conditions of Replacement Options. Except as set forth herein, the Replacement Options will be granted under and governed by the terms and conditions of the same stock incentive plan under which the tendered options were originally granted. Notwithstanding the foregoing, Replacement Options intended to replace options issued under Legacy Plans shall be granted under the 2002 Plan.

All Replacement Options will be granted as non-qualified stock options.

Certain countries other than the United States have tax rules that require the exercise price to be determined in a manner other than the manner prescribed by the stock incentive plan under which the tendered options were originally granted. Also, in certain countries other than the United States, the Replacement Options may for legal and administrative reasons be subject to different rules than the rules applicable to related Current Options. See “The Offer,” Sections 14-17.

No Recommendation. Although our Board of Directors has approved the Offer, neither we nor our Board of Directors make any recommendation as to whether you should participate in the Offer. You must make your own decision. We cannot guarantee that the Replacement Options will have a lower exercise price than the Current Options.

Recent Trading Price. Our common stock is traded on the Nasdaq National Market under the symbol “STXN.” On June 16, 2003, the closing sale price of our common stock as reported by the Nasdaq National Market was $3.58. We recommend that you obtain current market quotations for our common stock before deciding whether to tender your Current Options. See “The Offer,” Section 7.

How to Obtain More Information. You should direct questions about the Offer or requests for assistance to the Company’s Stock Administration Department, via e-mail, at stock_administrator@stratexnet.com or by telephone at (408) 943-0777. Please note that the Stock Administration Department, in conjunction with Human Resources, will be conducting employee meetings regarding the Offer during the months of June and July. These meetings are intended to answer any outstanding questions you may have about the Offer or these materials.

This Offer is not conditioned upon a minimum aggregate number of options being tendered for exchange. This Offer is subject to certain terms and conditions set forth in this Offer to Exchange.

This Offer is subject to and contingent upon obtaining stockholder approval of the Offer at the 2003 Annual Meeting of Stockholders on July 15, 2003. If the stockholders of the Company do not approve the Offer at the 2003 Annual Meeting of Stockholders on July 15, 2003, the Offer will be deemed automatically withdrawn. In addition, the contingent tender of any options will be automatically cancelled and such options will continue to be subject to their original terms.

This transaction has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities Exchange Commission or any state securities commission passed upon the fairness or merits of such transaction or upon the accuracy or adequacy of the information contained in this Offer to Exchange. Any representation to the contrary is a criminal offense.

IMPORTANT

If you wish to tender your Current Options for exchange, you must complete and sign the letter of transmittal in accordance with its instructions, and mail, fax or otherwise deliver it and any other required documents to us at Stratex Networks, Inc., 120 Rose Orchard Way, San Jose, California 95134, Attn: Stock Administration Department, facsimile no. (408) 944-1701. Note that delivery by electronic mail will not be accepted. We must receive all of the required documents by 5:00 p.m. Pacific Time on Friday, July 25, 2003, unless the Offer is extended. Late forms will not be accepted — no exceptions.

The decision to participate in the Offer is an individual one that should be based on a variety of factors, and you should consult with your own personal advisors if you have any questions about your financial or tax situation.

We have not authorized any person to make any recommendation on our behalf as to whether you should participate in the Offer. You should rely only on the information contained in this document or other information to which we have referred you and the information provided by representatives of the Human Resources Department. We have not authorized anyone to give you any information or to make any representation in connection with this Offer other than the information and representations contained in this document or other information to which we have referred you and the information provided by representatives of the Human Resources Department. If any other person makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

Nothing in this document shall be construed to give any person the right to remain in the employ of Stratex Networks, Inc. or one of our subsidiaries or to affect our right to terminate the employment of any person at any time with or without cause to the extent permitted under law, including prior to the Grant Date of the Replacement Options. Nothing in this document should be considered as a contract or guarantee of wages or compensation.

TABLE OF CONTENTS

SUMMARY OF TERMS		1
The Offer		7
1.	Eligible Employees.	7
2.	Number of Options; Expiration Date.	7
3.	Purpose of this Offer.	9
4.	Procedures for Participating in the Offer.	11
5.	Withdrawal Rights.	12
6.	Acceptance of Options for Exchange and Issuance of Replacement Options.	14
7.	Price Range of Common Stock Underlying the Options.	15
8.	Source and Amount of Consideration; Terms of Replacement Options.	15
9.	Information About Stratex Networks, Inc.	19
10.	Interests of Directors and Executive Officers: Transactions and Arrangements Concerning the Current Options and Our Common Stock.	19
11.	Status of Options Acquired by Us in this Offer; Accounting Consequences of this Offer.	20
12.	Legal Matters; Regulatory Approvals.	21
13.	Material U.S. Federal Income Tax Consequences.	21
14.	A Guide to Issues in New Zealand.	25
15.	A Guide to Issues in the United Kingdom.	27
16.	A Guide to Issues in South Africa.	28
17.	A Guide to Issues in Singapore.	30
18.	Extension of Offer; Termination; Amendment.	33
19.	Fees and Expenses.	35
20.	Additional Information.	35
21.	Certain Risks of Participating in the Offer.	36
22.	Miscellaneous.	38

Schedule A - Conditions of this Offer

Schedule B - Information Concerning the Directors and Executive Officers of Stratex Networks, Inc.

THE OFFER

1.	Eligible Employees.

     Employees are “Eligible Employees” only if they: (i) are employed by Stratex or a Participating Subsidiary on the date the Offering Period begins and ends; (ii) hold at least one eligible option on the date the Offering Period begins; and (iii) remain an employee of Stratex or a Participating Subsidiary through the Grant Date of the Replacement Options. Even if the preceding criteria are met, the following people are not “Eligible Employees”: (1) the Company’s corporate officers; (2) senior executives reporting to the Chief Executive Officer, (3) employees hired after December 19, 2002 and (4) employees located in non-U.S. jurisdictions where the Company determines that the application of local rules and regulations make the grant of Replacement Options impractical. In addition, members of the Company’s Board of Directors are not eligible to participate in the program.

2.	Number of Options; Expiration Date.

     Options granted under the 1994 Plan, the 1996 Plan, the 1998 Plan, the 1999 Plan, the 2002 Plan and Legacy Plans are eligible to be exchanged in the Option Exchange Program. Subject to stockholder approval and the terms and conditions of this Offer to Exchange, we will exchange certain outstanding options held by Eligible Employees under the 1994 Plan, the 1996 Plan, the 1998 Plan, the 1999 Plan, the 2002 Plan and Legacy Plans for Replacement Options to purchase common stock issued under to the same stock incentive plan under which the tendered options were originally granted. Notwithstanding the foregoing, Replacement Options intended to replace options issued under Legacy Plans shall be granted under the 2002 Plan.

     This Offer is subject to and contingent upon obtaining stockholder approval of the Offer at the 2003 Annual Meeting of Stockholders on July 15, 2003. If the stockholders of the Company do not approve the Offer at the 2003 Annual Meeting of Stockholders on July 15, 2003, the Offer will be deemed automatically withdrawn. In addition, the contingent tender of any options will be automatically cancelled and such options will continue to be subject to their original terms.

     If you are eligible and choose to participate, you may select the Tier (or Tiers) in which you will voluntarily exchange options. Outstanding options have been separated into four separate Tiers based on exercise price as set forth in the table below. Only options (the terms “option” or “options” refer to an entire option grant) that were granted after July 1, 1995 and have an exercise price greater than $6.00 per share are eligible for exchange. Once you have selected the Tier (or Tiers) in which you will voluntarily exchange options, you will automatically be deemed to have tendered all eligible outstanding options (a) in the lowest Tier you selected and (b) in all Tiers above the lowest Tier you selected. You may not partially cancel an outstanding option grant or cancel only certain options within a Tier. In other words, if you choose to exchange options with a Tier, all unexercised options within that Tier will be exchanged and cancelled. In addition, all eligible outstanding options in all Tiers above the lowest Tier you selected will automatically be deemed to have been tendered for exchange. If you so elect to participate, you also will automatically be deemed to have elected to tender for exchange all options granted to you after December 20, 2002, which we refer to herein as “Six Months Prior Options,” regardless of exercise price.

     The Replacement Options will be granted on a date that is at least six months and one day after the Cancellation Date. Assuming we do not extend the Expiration Date, we presently expect the Grant Date of the Replacement Options to be no earlier than January 29, 2004.

     The Offer is subject to the terms and conditions described in this Offer to Exchange. We will only accept tendered options that are properly exchanged and not validly withdrawn in accordance with Section 5 of this Offer to Exchange before the Offering Period expires on the Expiration Date.

     Your participation in the Option Exchange Program is voluntary. If you properly tender your eligible options and such tendered options are accepted for exchange, the tendered options will be cancelled and, subject to the terms of this Offer, you will be entitled to receive that number of Replacement Options determined as follows, subject to adjustments for any future stock splits, stock dividends and similar events, in accordance with the terms of the stock incentive plan under which the tendered options were originally granted.

     On June 2, 2003, we selected various option exchange ratios based on the average market value of our common stock, which was defined for purposes of establishing the ratios as the average closing price of our common stock over the twenty (20) trading days preceding June 2, 2003 (the “Average Market Value”). The Average Market Value of our common stock on June 2, 2003 was $3.00.

     Except with respect to the exchange of options granted less than six months and one day prior to the commencement of the Offering Period, the table below shows the number of shares of our common stock subject to the Current Option that an Eligible Employee must exchange to receive a Replacement Option to purchase one share of common stock, based on the exercise price of the Current Option:

Exchange Ratios based on
a Common Stock Average
	Exercise Price of Current	Market Value per Share of
Tier	Options	$3.00:

0	$6.00 or Less	N/A
1	$6.01 - $8.00	1.00:1.40
2	$8.01 - $15.00	1.00:2.00
3	$15.01 or Higher	1.00:2.50

     If an Eligible Employee is exchanging Six Months Prior Options, the Six Months Prior Options will be replaced at a 1.00 : 1.25 exchange ratio.

     We will not issue any Replacement Options exercisable for fractional shares. Instead, if the exchange ratio yields a fractional number of shares, we will round down to the nearest whole share on a grant-by-grant basis.

     The Replacement Options will be issued under the same stock incentive plan under which the tendered options were originally granted. Notwithstanding the foregoing, Replacement Options intended to replace options issued under Legacy Plans will be granted under the 2002 Plan. The terms and conditions of a Replacement Option will be similar to the tendered option it replaces, except that the Replacement Option will generally have a new exercise price, grant date, vesting schedule and term, and will cover a fewer number of shares of our common stock. Also, in certain countries other than the United States, the Replacement Options may be subject to different terms and conditions than the tendered options they replace. See “The Offer,” sections 14-29.

     The term “Expiration Date” means 5:00 p.m. Pacific Time on Friday, July 25, 2003, unless and until we, in our discretion, extend the Offering Period, in which event the term “Expiration Date” refers to the latest time and date at which this Offer, as so extended, expires. See Section 18 of “The Offer” for a description of our rights to extend, delay, terminate and amend this Offer.

     If we decide to take any of the following actions, we will publish notice or otherwise notify you of such action in writing after the date of such action:

     (a)  we increase or decrease the amount of consideration offered for the options;

     (b)  we decrease the number of options eligible to be tendered for exchange in this Offer; or

     (c)  we increase the number of options eligible to be tendered for exchange in this Offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to this Offer immediately prior to the increase.

     For purposes of this Offer, a “business day” means any day other than Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Pacific Time.

     As of June 9, 2003, options to purchase an aggregate of 3,561,236 shares of our common stock were eligible for exchange under this Offer.

3.	Purpose of this Offer.

     We issued the options outstanding under the 1994 Plan, the 1996 Plan, the 1998 Plan, the 1999 Plan and the 2002 Plan to motivate and reward our employees and to encourage them to continue their employment with us. As a result of the extreme volatility in our industry and a steep decline in our stock price in 2001 and 2002, we have many stock options outstanding with exercise prices significantly higher than the current stock price. We believe these options are unlikely to be exercised in the foreseeable future and therefore are no longer effectively providing the employee motivation and retention that they were intended to provide. By making this Offer to exchange outstanding options for Replacement Options that will have an exercise price equal to the market value of our common stock on the replacement grant date, we intend to provide our Eligible Employees with the benefit of owning options that over time may have a greater potential to increase in value. In addition, we hope to create better performance incentives for our Eligible Employees and thereby maximize stockholder value.

     Although we anticipate that the Replacement Options will have a lower exercise price than the Current Options, we cannot guarantee that this will be the case. Because there will be at least six months and one day between the date Current Options are cancelled and Replacement Options are granted, you are subject to the risk that the market price of our stock will increase such that your Replacement Options could have a higher exercise price than your Current Options.

     We may engage in transactions in the future that could significantly change our structure, ownership, organization or management or the make-up of our Board of Directors and that could significantly affect the price of our stock. If we engage in such a transaction or transactions prior to the date we grant the Replacement Options, our stock price could increase (or decrease) and the exercise price of the Replacement Options could be higher (or lower) than the exercise price of the eligible options you elect to have cancelled as part of this Offer. The exercise price of any Replacement Options granted to you in return for options you elect to exchange will be the fair market value of our common stock on the Grant Date. You will be at risk of any increase in our stock price during the period prior to the Grant Date for these and other reasons.

     We are not currently engaged in any discussions that would lead to a merger or similar transaction that could result in a change of control of our Company. If we are merged into another entity after your tendered Current Options are accepted for exchange and cancelled, but before the Replacement Options are granted, the Board of Directors will make it a condition of the transaction that, if a participant’s service as an employee with Stratex or a Participating Subsidiary is not interrupted from the date of the transaction through the date the Replacement Options were scheduled to be granted, the successor entity will either (a) grant the participant reasonably equivalent options to acquire stock of the successor entity or its parent on the date the Replacement Options would have been granted or (b) provide the participant with participation in a reasonably equivalent or more favorable cash incentive program.

     Subject to the foregoing, and except as otherwise disclosed in this Offer to Exchange or in our filings with the Securities and Exchange Commission, as of the date hereof, we have no plans, proposals or negotiations that relate to or would result in:

     (a)     any extraordinary transaction, such as a merger, reorganization or liquidation, involving us;

     (b)       any purchase, sale or transfer of a material amount of our assets;

     (c)       any material change in our present dividend rate or policy, or our indebtedness or capitalization;

     (d)       any change in our present Board of Directors or management (other than the Board of Directors’ ongoing process of actively seeking to identify qualified independent director candidates for appointment to the Board), including, but not limited to, any plans or proposals to change the number or the term of directors or to fill any existing board vacancies or to change any material term of the employment contract of any executive officer;

     (e)     any other material change in our corporate structure or business;

     (f)       our common stock being delisted from any national securities exchange or ceasing to be authorized for quotation in an automated quotation system operated by a national securities association;

     (g)       our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

     (h)       the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act;

     (i)       the acquisition by any person of a material number of our securities or the disposition of a material number of our securities, other than shares of our common stock that we may repurchase pursuant to our Stock Repurchase Program; or

     (j)       any change in our certificate of incorporation or bylaws, or any actions which could impede the acquisition of control of us by any person.

     Neither we nor our Board of Directors make any recommendation as to whether you should elect to exchange your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this Offer to Exchange and to consult your own investment and tax advisors. You must make your own decision whether to elect to exchange your options.

4.	Procedures for Participating in the Offer.

     Proper Tender of Options. To validly tender your options pursuant to this Offer, you must, in accordance with the terms of the letter of transmittal, properly complete, duly execute and deliver to us the letter of transmittal, or a facsimile thereof, along with any other required documents. We must receive all of the required documents at Stratex Networks, Inc., 120 Rose Orchard Way, San Jose, California 95134, Attention: Stock Administration Department by 5:00 p.m. Pacific Time on July 25, 2003. Absolutely no late forms will be accepted — no exceptions.

     If you do not submit your election form to us by 5:00 p.m. Pacific Time on July 25, 2003, then you will not participate in the option exchange, and all stock options currently held by you will remain intact at their original price and will continue to be subject to their original terms (with some possible change in tax treatment if your options are incentive stock options, see Section 13 of “The Offer” for more details).

     THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING LETTERS OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING OPTION HOLDER. IF DELIVERY IS BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. SINCE THE LETTER OF TRANSMITTAL NEEDS TO BE DULY EXECUTED, ONLY FACSIMILE, MAIL OR HAND DELIVERY, BUT NOT ELECTRONIC MAIL, WILL BE CONSIDERED PROPER DELIVERY. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY. THE REQUIRED DOCUMENTS MUST BE RECEIVED BY THE EXPIRATION DATE. A POSTMARK PRIOR TO THE EXPIRATION DATE WILL NOT ENSURE TIMELY DELIVERY.

     All employees can view their stock options at www.benefitaccess.com, the on-line tool that affords employees the ability to view their stock options 24 hours a day.

     Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine, in our discretion, all questions as to the validity, form, eligibility (including time of receipt), and acceptance of any documentation relating to the tender of options for exchange. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all elections to exchange options that we determine are not in appropriate form or that we determine are unlawful to accept or not timely made. We also reserve the right to waive any of the conditions of this Offer or any defect or irregularity in any election form. No election to exchange options will be deemed to have been properly made until all defects or irregularities have been cured by the electing option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any such notice.

     Our Acceptance Constitutes an Agreement. Your election to tender options for exchange pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this Offer and will be controlling, absolute and final, subject to (a) stockholder approval of the Offer at the 2003 Annual Meeting of stockholders on July 15, 2003, (b) your withdrawal rights under Section 5 below (c) and our acceptance of your tendered options in accordance with Section 6 below. Our acceptance of the options that you elect to tender for exchange pursuant to this Offer will constitute a binding agreement between us and you upon the terms and subject to the conditions of this Offer to Exchange.

     Subject to our rights to extend, terminate and amend this Offer, we currently expect that we will accept promptly after the Expiration Date all properly elected options that have not been validly withdrawn.

5.	Withdrawal Rights.

     Once you have elected to exchange any or all of your eligible Current Options, you can only withdraw your tendered options in accordance with the provisions of this Section 5.

     You can withdraw your tendered options at any time before 5:00 p.m. Pacific Time on Friday, July 25, 2003 (the “Expiration Date”). If the Expiration Date is extended by us beyond that time, you can withdraw your elected options at any time until the extended expiration of this Offer.

     If your employment with us terminates prior to the Expiration Date, your tender will automatically be withdrawn. Since your tendered Current Options will automatically be withdrawn, you will not receive any Replacement Options in exchange for your Current Options and your Current Options will continue to be subject to their original terms (with some possible change in tax treatment if the tendered options are incentive stock options, see Section 13 of “The Offer” for more details). You may exercise the vested portion of any Current Options that you had tendered for exchange in accordance with their terms. The vested portion of your Current Options will generally be exercisable for three months following your last day of employment.

     To validly withdraw tendered options, an option holder must deliver to us a written notice of withdrawal, or a facsimile thereof, with the required information, while the option holder still has the right to withdraw the tendered options. The notice of withdrawal must be submitted to us at Stratex Networks, Inc., 120 Rose Orchard Way, San Jose, California 95134, Attention: Stock Administration Department. The notice of withdrawal must specify the name of the option holder who tendered the options to be withdrawn and the Tiers from which all options will be withdrawn. Once you have selected the highest Tier from which you wish to withdraw, you will automatically be deemed to have withdrawn all previously tendered options (a) from the Tier you selected and (b) from all Tiers below the Tier you selected. Except as described in the following sentence, the notice of withdrawal must be executed by the option holder who tendered the options to be withdrawn exactly as such option holder’s name appears on the option agreement or agreements evidencing such options. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be indicated on the notice of withdrawal.

     You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly tendered for purposes of the Offer, unless you properly re-tender those options before the Expiration Date by following the procedures described in Sections 2 and 4.

     Neither Stratex nor any other person is obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will anyone incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination of these matters will be final and binding.

     THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING A NOTICE OF WITHDRAWAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING OPTION HOLDER. IF DELIVERY IS BY MAIL, WE RECOMMEND THAT YOU USE REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. SINCE THE LETTER OF TRANSMITTAL NEEDS TO BE DULY EXECUTED, ONLY FACSIMILE, MAIL OR HAND DELIVERY, BUT NOT ELECTRONIC MAIL, WILL BE CONSIDERED PROPER DELIVERY. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY. THE REQUIRED DOCUMENTS MUST BE RECEIVED BY THE EXPIRATION DATE. A POSTMARK PRIOR TO THE EXPIRATION DATE WILL NOT ENSURE TIMELY DELIVERY.

6.	Acceptance of Options for Exchange and Issuance of Replacement Options.

     Upon the terms and subject to the conditions of this Offer, and as promptly as practicable following the expiration of the Offering Period, we will accept for exchange and cancel options properly tendered for exchange and not validly withdrawn before the Expiration Date. Promptly after the expiration of the Offering Period, you will receive a letter confirming that your options have been accepted for exchange and cancelled and summarizing your rights as a participant in the exchange program, including the number of shares of our common stock your Replacement Options will entitle you to purchase.

     Replacement Options will be granted at least six months and one day from the date we cancel the options accepted for exchange. We currently expect the Grant Date to be no earlier than January 29, 2004.

     If we accept options that you tender for exchange in this Offer, you will be ineligible until after the replacement Grant Date to receive any additional stock option grants for which you may have otherwise been eligible. We believe that this restriction will allow us to avoid incurring a compensation expense against our earnings because of accounting rules that could apply to these interim option grants. We do not anticipate making any Company-wide option grants until after the replacement Grant Date.

     If you are not an Eligible Employee from the date we accept and cancel the options you elected for exchange through the date we grant the Replacement Options, you will not receive any Replacement Options in exchange for your options that have been accepted for exchange and you will not receive any other consideration for your surrendered options, even if the options that you elected to exchange were fully or partially vested.

     Therefore, if you leave Stratex voluntarily, involuntarily, or for any other reason after the cancellation of the options you tendered for exchange and before your Replacement Options are granted, you will not have a right to any stock options that were previously cancelled and you will not have a right to the options that would have been granted on the replacement Grant Date. Also, if you change your place of residence to a country where the Company does not operate a Participating Subsidiary, you may not have a right to any stock options that were previously cancelled and you may not have a right to any Replacement Options that would have been granted on the Grant Date.

     For purposes of this Offer, we will be deemed to have accepted for exchange options that are validly tendered for exchange and not properly withdrawn, when we cancel such options. We will provide a notice to you following the cancellation of your validly tendered options. Subject to our rights to extend, terminate and amend this Offer, we currently expect that you will receive your Replacement Options, as well as the new option agreements related thereto, within three (3) weeks of the replacement Grant Date.

7.	Price Range of Common Stock Underlying the Options.

     Our common stock is quoted on the Nasdaq Stock Market’s National Market under the symbol “STXN”. The following table sets forth, for the periods indicated, the high and low sales prices for the Company’s common stock as reported by the Nasdaq National Market:

	High	Low

2004 Fiscal Year
Quarter Ended June 30, 2003	$3.09	$2.90
(through June 9, 2003)
2003 Fiscal Year
Quarter Ended March 31, 2003	$2.41	$2.07
Quarter Ended December 31, 2002	$2.38	$2.16
Quarter Ended September 30, 2002	$1.42	$1.15
Quarter Ended June 30, 2002	$2.33	$1.94

	High	Low

2002 Fiscal Year
Quarter Ended March 31, 2002	$5.68	$5.20
Quarter Ended December 31, 2001	$8.08	$7.69
Quarter Ended September 30, 2001	$5.79	$5.15
Quarter Ended June 30, 2001	$10.70	$7.34

     As of June 9, 2003, the closing price of our common stock, as reported by the Nasdaq National Market, was $2.95 per share.

     We recommend that you obtain current market quotations for our common stock before deciding whether to elect to tender your options for exchange.

8.	Source and Amount of Consideration; Terms of Replacement Options.

     Consideration. In exchange for the eligible Current Options properly tendered and cancelled in the Offer by us, we will issue Replacement Options to purchase common stock, subject to the terms set forth in this Offer to Exchange. The Replacement Options will be issued under the same stock incentive plan under which the tendered options were originally granted. Notwithstanding the foregoing, Replacement Options intended to replace options issued under Legacy Plans shall be granted under the 2002 Plan.

     The number of Replacement Options to be granted in exchange for tendered Current Options that are accepted for exchange and cancelled will be determined as follows, subject to adjustments for any future stock splits, stock dividends and similar events. Except with respect to the exchange of options granted less than six months and one day prior to the commencement of the Offering Period, the table below shows the number of shares of our common stock subject to the Current Option that an Eligible Employee must exchange to receive a Replacement Option to purchase one share of common stock, based on the exercise price of the Current Option:

Exchange Ratios based on
a Common Stock Average
	Exercise Price of Current	Market Value per Share of
Tier	Options	$3.00:

0	$6.00 or Less	N/A
1	$6.01 - $8.00	1.00 : 1.40
2	$8.01 - $15.00	1.00 : 2.00
3	$15.01 or Higher	1.00 : 2.50

     If you are exchanging Six Months Prior Options, the Six Months Prior Options will be replaced at a 1.00 : 1.25 exchange ratio.

     We will not issue any Replacement Options exercisable for fractional shares. Instead, if the exchange ratio yields a fractional number of shares, we will round down to the nearest whole share on a grant-by-grant basis.

     The issuance of Replacement Options under this Offer will not create any contractual or other right of the recipients to receive any future grants of stock options or benefits instead of stock options or any right of continued employment.

     Terms of Replacement Options. As a condition to the issuance of the Replacement Options we will enter into new option agreements with each option holder who has elected to exchange options in this Offer. The Replacement Options will be subject to the terms of the same stock incentive plan under which the tendered options were originally granted. Notwithstanding the foregoing, Replacement Options intended to replace options issued under Legacy Plans shall be granted under the 2002 Plan.

     The terms of the Replacement Options are expected to be similar to the related Current Options cancelled in the exchange, except that (i) the Replacement Options will be granted on a date that is at least six months and one day after the date the tendered options are cancelled; (ii) the Replacement Options will be granted as non-qualified stock options regardless of whether the tendered Current Options are incentive stock options, (iii) with the exception of Replacement Options granted as a replacement for Six Months Prior Options, the Replacement Options shall vest over a two-year period with one half of the shares vesting on the first anniversary of the Grant Date and an additional 1/12th of the remaining shares vesting on each monthly anniversary of the Grant Date thereafter; (iv) the exercise price of the Replacement

Options will be the closing price of our common stock on the Grant Date; (v) with the exception of Replacement Options granted as a replacement for Six Months Prior Options, the Replacement Options will have a term equal to the lesser of the original term of the option and five years, provided, however, that the term of the Replacement Option will be no less than four years; and (vi) the number of shares underlying the Replacement Options will be determined as described above. Also, in certain countries other than the United States, the Replacement Options may be subject to different terms and conditions than the tendered options they replace. See “The Offer,” sections 14-17.

     The following terms will apply to Six Months Prior Options, except to the extent necessary to comply with non-U.S. laws or to be eligible for favorable non-U.S. tax treatment: (1) the options shall vest over a four-year period with one quarter of the shares vesting on the first anniversary of the Grant Date and an additional 1/36th of the remaining shares vesting on each monthly anniversary of the Grant Date thereafter; and (2) the options will have a seven year term.

     The terms and conditions of your Current Options are set forth in the applicable stock option plan and the stock option agreement you entered into in connection with each grant. The description of the Replacement Options set forth herein is only a general summary of some of the material provisions but is not complete. These descriptions are subject to, and qualified in their entirety by reference to, the actual provisions of the 1994 Plan, the 1996 Plan, the 1998 Plan, the 1999 Plan and the 2002 Plan.

     Information regarding the 1994 Plan, the 1996 Plan, the 1998 Plan, the 1999 Plan and the 2002 Plan may be found in the S-8 Registration Statement and related prospectus prepared by us in connection with each of the 1994 Plan, the 1996 Plan, the 1998 Plan, the 1999 Plan and the 2002 Plan. You can obtain a copies of the 1994 Plan, the 1996 Plan, the 1998 Plan, the 1999 Plan and the 2002 Plan and the related prospectus for each plan on the Stock Administration website at www.benefitaccess.com.

     Exercise. Except with respect to Six Months Prior Options, you may exercise the vested portion of your Replacement Options at any time after the Grant Date but prior to the date the Replacement Option expires. Generally speaking, you will have three (3) months from the effective date of your termination of employment to exercise any vested portion of your Replacement Options, as set forth the stock option agreement related thereto. If your employment with Stratex or its subsidiaries terminates due to death or disability, you (or your estate in the event of your death) will have at least twelve (12) months from the effective date of your termination to exercise any vested portion of your Replacement Options, as set forth in the stock option agreement related thereto.

     Payment of Exercise Price. You may exercise your options, in whole or in part, by delivery of a written notice to us on any business day at our principal office addressed to the attention of the Stock Administrator, which specifies the number of shares for which the option is being exercised and which is accompanied by payment in full of the applicable exercise price. The permissible methods of payment of the option exercise price generally are the following:

•	delivery of cash or a check payable to us;

•	tender to us of shares of our common stock, which, if acquired from us, have been owned by the option holder for no less than six months, having a fair market value on the date of exercise equal to the aggregate exercise price;

•	delivery of a properly executed exercise notice together with irrevocable instructions to a broker to deliver promptly to the Company the amount of sale proceeds required to pay the exercise price; or

•	a combination of the foregoing methods.

     Corporate Transaction. In the event of a merger of the Company with or into another corporation (a “Corporate Transaction”), all of shares subject to each outstanding option under the 1994 Plan, the 1996 Plan, the 1998 Plan, the 1999 Plan and the 2002 Plan shall become vested and exercisable. Notwithstanding the foregoing, the shares shall not become fully vested and exercisable if, in connection with the Corporate Transaction, the outstanding options are assumed by the successor corporation or parent thereof or replaced with a comparable option to purchase shares of the capital stock of the successor corporation or parent thereof.

     Tax Consequences of Options. You should refer to Section 13 for a discussion of U.S. federal tax consequences of accepting or rejecting this Offer to tender certain Current Options in exchange for Replacement Options. You should refer to the relevant tax disclosure discussion under Sections 14-17 for a discussion of the tax consequences of participating in this Offer if your country of residence is not the United States.

     We recommend that you consult your own tax advisor with respect to the tax consequences of participating in this Offer under the laws of the country or countries in which you are a taxpayer.

     Registration of Option Shares. All shares of common stock issuable upon exercise of options under the 1994 Plan, the 1996 Plan, the 1998 Plan, the 1999 Plan, the 2002 Plan and Legacy Plans, including the shares that will be issuable upon exercise of all Replacement Options, have been registered under the Securities Act of 1933 on one or more registration statements on Form S-8 filed with the SEC. Unless you are considered an “affiliate” of Stratex Networks, Inc., you will be able to sell your option shares free of any transfer restrictions under applicable securities laws.

     Important note: the statements in this Offer to Exchange concerning the 1994 Plan, the 1996 Plan, the 1998 Plan, the 1999 Plan, the 2002 Plan and the Replacement Options are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the 1994 Plan, the 1996 Plan, the 1998 Plan, the 1999 Plan, the 2002 Plan and the applicable form of stock option agreement under the plan. Please access the stock administration website to receive a copy of the 1994 Plan, the 1996 Plan, the 1998 Plan, the 1999 Plan, the 2002 Plan, the applicable prospectus or form of stock option agreement applicable to the country in which you are employed.

9.	Information About Stratex Networks, Inc.

     With headquarters in San Jose, California, Stratex Networks, Inc. is one of the world’s foremost wireless transmission solutions providers for worldwide mobile and broadband access communications networks. Since it was founded in 1984, Stratex Networks has achieved international recognition for quality, innovation, and technical superiority in delivering data, voice, and video communication systems, including comprehensive service and support. Stratex Networks, with its broad product offering and worldwide sales and support organization, is strategically positioned to serve its customers’ needs in wireless high-capacity transmission technology. Additional information is available at www.stratexnet.com.

     Stratex common stock is traded on The Nasdaq Stock Market under the symbol STXN. The Company’s website is located at www.stratexnet.com.

     Stratex Networks, Inc. was founded in 1984 and incorporated in the state of Delaware in 1987. Our principal executive offices are located at 120 Rose Orchard Way, San Jose, California 95134, and the telephone number is (408) 943-0777.

     The financial information included in our Annual Report on Form 10-K for the year ended March 31, 2003 is incorporated herein by reference. See “Additional Information” under Section 21 for instructions on how you can obtain copies of our SEC reports that contain our audited financial statements and unaudited financial data.

     Set forth below is selected summary financial information relating to us for the periods indicated. The consolidated statements of operations data for our fiscal years ended March 31, 2003 and 2002 and the consolidated balance sheet data as of March 31, 2003 and 2002 have been derived from our audited consolidated financial statements incorporated herein by reference.

	Years ended March 31,

	2003	2002

	(in thousands, except per
	share amounts)

Consolidated Statements of Operations Data:

Net sales	$197,704	$228,844

Net income (loss)	(51,555)	(168,873)

Diluted earnings (loss) per share	(0.62)	(2.13)

Basic weighted average shares outstanding	82,548	79,166

	Years ended March 31,

	2003	2002

	(in thousands, except
	number of employees)

Balance Sheet and Other Data:

Total assets	$184,785	$214,117

Long-term liabilities	19,145	6,675

Stockholders’ equity	112,800	167,457

Total employees	587	760

10.	Interests of Directors and Executive Officers: Transactions and Arrangements Concerning the Current Options and Our Common Stock.

     A list of our directors and executive officers is attached to this Offer to Exchange as Schedule B.

     As of June 9, 2003, our executive officers and directors as a group (fourteen (14) persons) beneficially owned options outstanding under the 1994 Plan, the 1996 Plan, the 1998 Plan, the 1999 Plan, the 2002 Plan and Legacy Plans to purchase a total of 3,414,782 shares of our common stock, which represented approximately 28% of the shares subject to all options outstanding as of that date. The options held by our non-employee directors and our executive officers are not eligible to be tendered in the Offer.

     The following table sets forth the beneficial ownership of our executive officers and directors of options outstanding as of June 9, 2003.

Name	Number of Options to Purchase Common Stock

Charles D. Kissner	1,858,601
Richard C. Alberding	58,000
John W. Combs	62,000
William A. Hasler	30,000
James D. Meindl	67,000
V. Frank Mendicino	20,500
Edward F. Thompson	30,000
Carl A. Thomsen	457,554
Paul A. Kennard	381,127
Ryan R. Panos	202,000
Robert J. Schlaefli	248,000

     The following is a list of the stock and stock option transactions involving our executive officers and directors during the sixty (60) days prior to and including June 9, 2003:

Ryan R. Panos	Purchase of 500 shares of STXN Common Stock through the 1999 Stratex Networks, Inc. Employee Stock Purchase Plan on April 30, 2003

11.	Status of Options Acquired by Us in this Offer; Accounting Consequences of this Offer.

     Options we acquire pursuant to this Offer will be cancelled on the first business day following the Expiration Date, and the shares of common stock subject to those options will be returned to the pool of shares available for the grant of new options and for issuance of shares upon the exercise of new options under their respective option plan. To the extent such shares are not fully reserved for issuance upon exercise of the Replacement Options to be granted in connection with this Offer, the shares will be available for future awards to directors, employees and other eligible plan participants without further stockholder action, except as required by applicable law or the rules of the Nasdaq Stock Market or any other securities quotation system or stock exchange on which our common stock is then quoted or listed.

     We believe that Stratex will not incur any compensation expense solely as a result of the transactions contemplated by this Offer because:

          •     we will not grant any Replacement Options for at least six months and one day after the date that we accept and cancel options elected for exchange; and

          •     the exercise price of all Replacement Options will equal the market value of the common stock on the date we grant the Replacement Options (or as modified to comply with local tax laws for options granted in certain countries other than the United States).

     If we were to grant any options to any option holder who elects to participate in the Offer before the scheduled replacement Grant Date, our grant of those additional options to the electing option holder would be treated for financial reporting purposes as a variable award to the extent that the number of shares subject to such additional options is equal to or less than the number of the option holder’s Current Options elected for exchange and to the extent the per share exercise price of such options is less than the per share exercise price of the options elected for exchange by such holder. In this event, we would be required to record as a compensation expense the amount by which the market value of the shares subject to the additional options exceeds the exercise price of those shares. Similarly, we would be required to reverse such compensation expense by the amount (if any) by which the market value of the shares subject to the additional options decreases. This compensation expense would accrue as a variable accounting charge to our earnings over the period when the additional options are outstanding. Accordingly, we would have to adjust this compensation expense periodically during the option term based on increases or decreases in the market value of the shares subject to the additional options.

12.	Legal Matters; Regulatory Approvals.

     We are not a party to any material legal proceedings relating to or affecting this Offer. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our cancellation of Current Options and issuance of Replacement Options as contemplated by this Offer to Exchange, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will undertake commercially reasonable steps to seek such approval or take such other action. We are unable to predict whether we may in the future determine that we are required to delay the acceptance of options for exchange pending the outcome of any such matter. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under this Offer to accept options tendered for exchange and to issue Replacement Options for options tendered for exchange is subject to conditions, including the conditions described in Schedule A.

     If we are prohibited by applicable laws or regulations from granting Replacement Options on a specified date that is at least six months and one day from the date that we cancel the eligible options accepted for exchange, in which period we currently expect to grant the Replacement Options, we will not grant any Replacement Options. We are unaware of any such prohibition at this time, and we believe that the probability of Stratex being prohibited from issuing the Replacement Options pursuant to the Offer is highly unlikely. Examples of what would prohibit us from issuing the Replacement Options would be bankruptcy, losing the privilege of trading our shares on the U.S. Stock Exchanges or laws of the countries where we have employees that would prohibit us from issuing stock option grants to employees of a particular country. We will use reasonable efforts to effect the grant, but if the grant is prohibited we will not grant any Replacement Options and you will not receive any other consideration for the options that you tendered for exchange.

13.	Material U.S. Federal Income Tax Consequences.

     The following is a general summary of the material U.S. federal income tax consequences of the exchange of options under the Offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations and administrative and judicial interpretations as of the date of this Offer to Exchange, all of which may change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of option holders.

     If you exchange Current Options for Replacement Options, you will not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange.

     At the date of grant of the Replacement Options, you will not be required to recognize additional income for federal income tax purposes. The Replacement Options will be granted as non-qualified stock options regardless of whether the tendered Current Options are incentive stock options.

     We recommend that you consult your own tax advisor with respect to the federal, state and local tax consequences of participating in this Offer.

     If you choose not to exchange all of your Current Options, we also recommend that you consult with your own tax advisor to determine the tax consequences attributable to the exercise of the Current Options you do not exchange and to the subsequent sale of common stock purchased under these options.

     If you reside outside the United States, the information contained in this summary may not be applicable to you. You are advised to review the country specific disclosures below and to consult with an appropriate professional advisor as to how the tax or other laws of your country of residence apply to your specific situation.

     U.S. Federal Income Tax Consequences for Outstanding Incentive Stock Options. You will not be subject to any current income tax if you elect to exchange your incentive stock options for Replacement Options. As previously discussed, your Replacement Options will be granted as non-qualified stock options.

     The Offer will constitute a “modification” of any eligible incentive stock options that you do not tender in the Offer. The effect of a modification on your incentive stock options depends on whether the exercise price of your incentive stock options is equal to, higher or lower than the price of our stock on June 23, 2003. If the exercise price per share of the incentive stock option is equal to or higher than the price of our common stock on June 23, 2003, the Offer would extend the period you would have to hold the shares purchased under those options in order to qualify all of the gain on a subsequent sale of those shares as long-term capital gain. That extended holding period for long-term capital gain would require that any taxable sale or other disposition of the shares not take place until the later of (i) two years from the date of the deemed modification of your incentive stock options or (ii) one year from the date you exercise those shares. If the exercise price for your eligible incentive stock options is lower than the price of our common stock on June 23, 2003, your option would cease to qualify as an incentive stock option. Therefore, if the price of our common stock on June 23, 2003 is greater than $6.00, all of your eligible incentive stock options with an exercise price less than the price of our common stock on June 23, 2003 will be automatically be converted to non-qualified stock options.

     In addition, if the eligible incentive stock options that you do not tender are partially or fully vested, a portion of your incentive stock options may cease to qualify as incentive stock options. This is because all your vested incentive stock options will be treated as becoming newly granted and exercisable as of the date of the Offer, (even if your incentive stock options became exercisable in prior years). To the extent that the fair market value of the stock underlying your vested incentive stock options exceeds $100,000 (such amount reduced by the value of any other incentive stock options that become exercisable in 2003 prior to the date of this Offer), the excess value will have to be treated as non-qualified stock options. For any given calendar year, the shares of Company stock that may become exercisable for the first time (i.e. vested) by an employee under an incentive stock option may not exceed a total value of $100,000. The valuation of the Company stock is based upon the aggregate fair market value of the stock on the date the incentive stock option is granted. Any incentive stock options that first become vested in excess of the $100,000 limitation in a calendar year are treated as non-qualified stock options rather than an incentive stock options. Thus, if you currently have vested incentive stock options and you choose not to participate in this exchange offer, some of your incentive stock options could automatically be converted to non-qualified options.

     While the exchange and cancellation of your incentive stock options will not give rise to any tax consequences, you should refer to the tax discussion below regarding “U.S. Federal Income Tax Consequences of Non-qualified Stock Options,” because your Replacement Options will be granted as non-qualified stock options.

     For income tax purposes, you did not realize taxable income when the incentive stock options were granted to you under the option plans. In addition, you generally will not realize taxable income when you exercise an incentive stock option. However, your alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares you may purchase under the option, which is generally determined as of the date you exercise the option, exceeds the aggregate exercise price of the option. In order to avoid the application of alternative minimum tax with respect to incentive stock options, you must sell the shares within the same calendar year in which the incentive stock options were exercised. However, such a sale of shares within the same year of exercise will constitute a disqualifying disposition, as described below.

     Except in certain circumstances that are described in the option plans and your option agreement, such as your death or disability, if an option is exercised more than three months after your employment is terminated, the option will not be treated as an incentive stock option and is subject to taxation under the rules applicable to non-qualified stock options that are discussed below.

     Under current law, upon the exercise of an incentive stock option you are not subject to withholding for income taxes or the employee’s portion of FICA tax, and we do not have any FICA or FUTA liabilities. However, the IRS issued proposed regulations which, if adopted, would impose additional withholding and reporting requirements on employers in connection with the exercise of incentive stock options. The proposed rules and regulations would subject both employees and employers to withholding for FICA and FUTA taxes (not including federal income tax) at the time an incentive stock option is exercised based upon the excess, if any, of the fair market value of the incentive stock option shares on the date of exercise over the exercise price of the incentive stock option. The proposed rules and regulations will not become effective unless published as final regulations in the Federal Register, and will only apply to the exercise of an incentive stock option that occurs two years after the final regulations are published.

     If you dispose of common stock that you acquired by exercising an incentive stock option, the tax consequences of the disposition depend on whether the disposition is “qualifying” or “disqualifying.” The disposition of the common stock is qualifying if it is made after the later of: (a) more than two years from the date the incentive stock option was granted or (b) more than one year after the date the incentive stock option was exercised.

     If the disposition of the common stock you received when you exercised incentive stock options is qualifying, any excess of the sale price over the exercise price of the option will be treated as long-term capital gain taxable to you at the time of the sale. If the disposition is not qualifying, which we refer to as a “disqualifying disposition,” the lesser of (i) the difference between the amount realized on the disposition and the exercise price, or (ii) the difference between the fair market value of the stock on the exercise date and the exercise price will be ordinary income for income tax purposes. Any gain in excess of the amount taxed as ordinary income will be treated as long or short-term capital gain, depending on whether or not the common stock was sold more than one year after the option was exercised.

     If you sell common stock you received when you exercised an incentive stock option in a qualifying disposition, we will not be entitled to a deduction equal to the gain you realize when you completed that sale. However, if you sell, in a disqualifying disposition, common stock you received when you exercised an incentive stock option, we will be entitled to a deduction equal to the amount of ordinary income taxable to you.

     U.S. Federal Income Tax Consequences of Non-qualified Stock Options. Under current law, you will not realize taxable income upon the grant of a non-incentive or non-qualified stock option. However, when you exercise the option, the difference between the exercise price of the option and the fair market value of the shares subject to the option on the date of exercise will be treated as taxable compensation income to you, and you will be subject to withholding of income and employment taxes at that time. We will be entitled to a deduction equal to the amount of compensation income taxable to you.

     If you exchange shares in payment of part or all of the exercise price of a non-qualified stock option, no gain or loss will be recognized with respect to the shares exchanged, and you will be treated as receiving an equivalent number of shares pursuant to the exercise of the option in a nontaxable exchange. The tax basis of the shares exchanged will be treated as the substituted tax basis for an equivalent number of shares received, and the new shares will be treated as having been held for the same holding period as the holding period that expired with respect to the transferred shares. The difference between the aggregate exercise price and the aggregate fair market value of the shares received pursuant to the exercise of the option will be taxed as ordinary income, just as if you had paid the exercise price in cash.

     The subsequent sale of the shares acquired pursuant to the exercise of a non-qualified stock option generally will give rise to capital gain or loss equal to the difference between the sale price and the sum of the exercise price paid for the shares plus the ordinary income recognized with respect to the shares, and these capital gains or losses will be treated as long term capital gains or losses if you held the shares for more than one year following exercise of the option.

14.	A Guide to Issues in New Zealand.

     The following is a summary of the tax consequences of the cancellation of eligible options in exchange for the grant of Replacement Options for individuals subject to tax in New Zealand. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of participants. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

     This summary also includes other country specific requirements that may affect your participation in the Option Exchange Program.

     You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Securities Information

     You will receive certain information regarding the granting of Replacement Options in general, the specific Option Exchange Program discussed in this Offer and possible tax implications in compliance with New Zealand securities laws.

Option Exchange

     You will not be subject to tax as a result of the exchange of eligible options for Replacement Options.

Grant of Replacement Option

     You will not be subject to tax when the Replacement Option is granted to you.

Exercise of Replacement Option

     You will be subject to income tax when you exercise your Replacement Option on the difference between the fair market value of the shares and the exercise price. Accident Compensation Corporation (ACC) premiums will not, however, be payable on this amount.

Sale of Shares

     Because there is no general capital gains tax in New Zealand, you likely will not be subject to tax when you sell the shares acquired pursuant to the exercise of your Replacement Option (assuming you are not in the business of dealing in shares). However, tax is imposed on gains from the sale of shares where the shares were purchased for the purpose of selling or otherwise disposing of them (even if you are not in the business of dealing in shares). If you sell the shares within a short period of time after exercising your Replacement Option, you may be subject to tax on any gain realized. On the other hand, if you hold the shares for a year or more, you are more likely to successfully assert that you had an investment motive in acquiring the shares and should not be subject to tax on any gain realized. While there is some uncertainty regarding exactly how any taxable gain is measured for tax purposes, it is likely that the gain will be measured as the difference between the sale proceeds and the fair market value of the shares at exercise.

Withholding and Reporting

     Your employer is not required to withhold or report income tax or ACC contributions when you exercise your Replacement Option or when you sell shares. It is your responsibility to report and pay all applicable taxes.

15.	A Guide to Issues in the United Kingdom.

     The following is a summary of the tax consequences of the cancellation of eligible options in exchange for the grant of Replacement Options for individuals subject to tax in the United Kingdom. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of participants. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

     This summary also includes other country specific requirements that may affect your participation in the Option Exchange Program.

     You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

     You will not be subject to tax or National Insurance Contributions (“NICs”) as a result of the exchange of an eligible option for the grant of a Replacement Option.

Grant of Replacement Option

     You will not be subject to tax or NICs when the Replacement Option is granted to you.

Exercise of Replacement Option

     You will be subject to tax when you exercise your Replacement Option. Income tax will be charged on the difference between the fair market value of the stock on the date of exercise and the exercise price (the “Spread”). Your employer will be responsible for tax withholding under the Pay As You Earn system in relation to the tax due on the gain realized on exercise of your Replacement Option and, therefore, for paying the income tax withheld to the UK Inland Revenue on your behalf. Your employer will inform you of how it intends to recoup the income tax that it pays on your behalf. If you fail to pay to your employer the income tax due within 90 days of the date of exercise of your Replacement Option, you will be deemed to have received a further taxable benefit equal to the amount of income tax due. This will give rise to a further income tax charge.

     Subject to comments in the next paragraph, you will also be subject to the employees’ portion of NICs on the Spread at exercise of your Replacement Option. With effect from April 6, 2003 employees’ NICs are payable at the rate of 11% up to the upper earnings limit set for employees’ NICs purposes and, in addition, 1% NICs will apply on earnings in excess of the upper earnings limit.

     If you were granted eligible options prior to May 19, 2000, you may be exempt (either entirely or in part) from NICs liability on the exercise of your Replacement Option. You should consult your tax advisor regarding whether favorable NICs treatment will apply to your Replacement Option.

Sale of Shares

     When you sell your shares, you will be subject to capital gains tax. For shares acquired after April 10, 2003, your taxable gain upon sale of shares will be calculated as the difference between the sale proceeds and the fair market value of the shares at exercise.

     Please note that an annual exemption is available to set against total gains of £7,700 for the tax year April 6, 2002 to April 5, 2003 and you may also be able to benefit from taper relief to reduce your chargeable gain. The rate of taper relief is dependant upon the number of years that the shares are held and whether the shares qualify as business assets (which in turn depends on whether you continue to be employed by a Stratex group company).

Withholding and Reporting

     Your employer is required to withhold and report income tax and NICs on the Spread at exercise. If the amount withheld is not sufficient to cover your actual liability, you will be responsible for paying the deficiency. In addition, you will be responsible for paying any taxes owed as a result of the sale of the shares.

     You will also be required to report the exercise of your Replacement Option and the subsequent disposal of your shares on your annual UK Tax Return.

Additional Reporting Requirements

     If you are a director or shadow director of a UK subsidiary of Stratex and the UK subsidiary is not wholly owned by Stratex, you are subject to certain notification requirements under the Companies Act 1985. Specifically, you must notify the UK subsidiary in writing of your interest in Stratex and the number and class of shares or rights to which the interest relates. You must also notify the UK subsidiary when you exercise your Replacement Option or sell shares acquired through exercise of your Replacement Option. This disclosure requirement also applies to any rights or shares acquired by your spouse or child (under the age of 18).

16.	A Guide to Issues in South Africa.

     The following is a summary of the tax consequences of the cancellation of eligible options in exchange for the grant of Replacement Options for individuals subject to tax in South Africa. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of participants. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

     This summary also includes other country specific requirements that may affect your participation in the Option Exchange Program.

     You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

     We do not believe that you will be subject to tax as a result of the exchange of an eligible option for a Replacement Option.

Grant of Replacement Option

     You will not be subject to tax when the Replacement Option is granted to you.

Exercise of Replacement Option

     When you exercise the Replacement Option, you will be subject to income tax on the difference between the fair market value of the shares on the date of exercise and the exercise price.

Sale of Shares

     You will likely be subject to tax when you subsequently sell the shares. The taxable amount will be the difference between the sale proceeds and the fair market value of the shares on the date of exercise and such amount will be added to your taxable income. If you can demonstrate to the satisfaction of the South African Revenue Service (the “SARS”) that you acquired your shares with a view to holding the shares as a capital asset rather than a profit-making scheme, you will be subject to capital gains tax and then only 25% of the gain will be added to your taxable income. In addition, regardless of whether the shares are held as a capital asset, you will not be taxed on the first ZAR 10,000 of your annual aggregated capital gains.

Withholding and Reporting

     Your employer is required to withhold and report income tax and social insurance contributions when you exercise your Replacement Option. It is your responsibility to notify your employer of the amount of your gain upon exercise immediately after exercising your Replacement Option. Once the notification is made, your employer will obtain a directive from the SARS as to the correct amount of the tax to be withheld. If you fail to advise your employer of any gain you receive, you may be liable for a fine. You will be responsible for paying any difference between the actual tax liability and the amount withheld. It is also your responsibility to pay any tax liability that arises at the sale of shares and on any dividends received.

Exchange Control Information

     You must comply with exchange control regulations in South Africa. The Exchange Control Department of the South African Reserve Bank (the “Exchange Control”) requires that approval be sought for the participation by South African residents in foreign share incentive schemes. Stratex may obtain the approval of the Exchange Control to operate its foreign share incentive scheme in South Africa. However, if Stratex does not obtain this approval, it is your responsibility to obtain the necessary approval. If such approval is obtained, it is likely that the terms of the approval will permit you to invest a maximum of ZAR 750,000 in foreign investments.

     Because the exchange control regulations change frequently and without notice, you should consult your legal advisor prior to the purchase or sale of shares to ensure compliance with current regulations. It is your responsibility to comply with South African exchange control laws, and neither Stratex nor your employer will be liable for any resulting fines or penalties.

17.	A Guide to Issues in Singapore.

     The following is a summary of the tax consequences of the cancellation of eligible options in exchange for the grant of Replacement Options for individuals subject to tax in Singapore. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of participants. Please note that tax laws change frequently and occasionally on a retroactive basis. If you are a citizen or resident of another country for local law purposes, the information contained in this summary may not be applicable to you.

     This summary also includes other country specific requirements that may affect your participation in the Option Exchange Program.

     You are advised to seek appropriate professional advice as to how the tax and other laws in your country apply to your specific situation.

Option Exchange

     You may be subject to tax as a result of the exchange of an eligible option for the right to a Replacement Option as the Inland Revenue Authority of Singapore (the “IRAS”) may view the exchange as a taxable “release” of an existing right. In practice, the IRAS is likely to disregard the “release” of the options and simply tax the Replacement Options when you exercise them. However, this result is not certain.

Grant of Replacement Option

     You will not be subject to tax when the Replacement Option is granted to you.

Exercise of Replacement Option

     Assuming you are not taxed when the eligible options are cancelled, when you exercise the Replacement Option, you will likely be subject to income tax on the difference between the fair market value of the shares on the date of exercise and the exercise price (the “Spread”)

unless you are eligible for an exemption or deferral as discussed below. You will not likely be subject to Central Provident Fund contributions.

Company Employee Equity-Based Remuneration Scheme (“CEEBR Scheme”)1

     You may be able to claim a tax exemption on the first S$2,000 of Spread per year and 25% of the remaining Spread per year subject to a total exemption of S$1 million over a 10-year period beginning in the year you exercise your options. To take advantage of this tax exemption, the vesting provisions of your options must be as follows:

     (a)     where the exercise price is equal to at least the fair market value of the underlying shares on the date of grant, the option may not be exercised within one year of the grant of the option; and

     (b)     where the exercise price is less than the fair market value of the underlying shares on the date of grant (i.e., discounted option), the option may not be exercised within two years of the grant of the option.

     In addition, the CEEBR Scheme must be offered to at least 50% of the Singapore company’s employees.

     You should consult your tax advisor to determine if you qualify for this exemption in whole or in part (i.e., the portion, if any, of the Replacement Option vesting one year or more after the new grant date).

Qualified Employee Equity-Based Remuneration (“QEEBR Scheme”)2

     You may also be able, in certain circumstances, to defer the tax due at exercise under the QEEBR Scheme on the portion of the Spread that was not exempt, if any, from tax under the CEEBR Scheme. You should consult with a tax adviser to determine if you qualify for this deferral. If you think that you qualify, you should apply to the to the IRAS for the deferral. If you qualify for deferral under the QEEBR Scheme, you will accrue interest on the deferred tax as explained below.

     To qualify for tax deferral under the QEEBR Scheme, you would have to satisfy the following conditions:

     (a)     you are employed in Singapore at the time the option is exercised;

     (b)     the Replacement Option was granted to you by the company for whom you are working at the time of exercise of the Replacement Option or an associated company of that company;

[1] Formerly called the “Company Stock Option Scheme”

[2] Formerly called the “Qualified Employee Stock Option Plan Scheme”

     (c)     the tax payable on the QEEBR gains is not borne by your employer; and

     (d)     the minimum vesting periods that are applicable to CEEBR Schemes (discussed above) must be met.

     You will not qualify for the QEEBR Scheme if:

     (a)     you are an undischarged bankrupt;

     (b)     IRAS records show that you are a delinquent taxpayer; or

     (c)     the tax deferred under the QEEBR Scheme is less than S$200.

     You should consult your tax advisor to determine if you qualify for the QEEBR Scheme in whole or in part (i.e., the portion, if any, of the Replacement Option vesting one year or more after the new grant date).

     If you are a qualifying employee, you may apply to the IRAS for tax deferral at the time of filing your income tax return for the Year of Assessment (“YOA”) (i.e., the year in which option is exercised and the Spread would be subject to tax unless deferred). You would have to submit to the IRAS the Application Form for Deferment of Tax on Gains from the QEEBR, together with your employer’s certification on the Application Form that the QEEBR is properly qualified and your tax returns.

     The maximum deferral period is five years starting from January 1 after the YOA. Subject to the maximum of five years, an employee can choose to defer the payment of the tax on the QEEBR gains for any period of time.

     The interest charge on the deferred tax will commence one month after the date of assessment (i.e., the date you exercise the option). The interest rate chargeable will be pegged to the average prime rate of the Big Three Banks offered on April 15 of each year and interest will be computed annually based on said rate using the simple interest method. The tax deferred and the corresponding amount of interest would be due on the expiration of the deferral period. You may settle the deferred tax earlier in one lump sum.

     Tax payment deferral will cease and payment of the tax plus the corresponding interest will become due immediately:

     (a)       in the case of a foreign employee (including a Singapore PR), when you

(i)	terminate your employment in Singapore and leave Singapore;

(ii)	are posted overseas; or

(iii)	leave Singapore for any period exceeding three months;

     (b)       when you become bankrupt; and

     (c)       when you die (the deferred tax would be recovered from your estate).

Sale of Shares

     If you acquire shares at exercise, you will not be subject to tax when you subsequently sell the shares provided you are not in the business of buying and selling securities.

Withholding and Reporting

     Your employer is not required to withhold income tax or Central Provident Fund contributions with respect to the exchange, grant of Replacement Options, exercise of Replacement Options or upon the sale of shares. However, if you are not a Singaporean citizen or permanent resident of Singapore and you are about to cease employment or leave Singapore, special withholding rules will apply to you and you should consult with your tax advisor.

     Even though your employer is not generally required to withhold taxes, your employer will prepare a Form IR8A each year stating the salary or benefits paid to you during the year. This will include the value of the shares which you acquire pursuant to exercise. Your employer will provide this Form IR8A to you. It is then your responsibility to report and pay all applicable taxes due.

Additional Reporting Requirements

     If you are a director, associate director or shadow director of a Singapore affiliate of Stratex, you are subject to certain notification requirements under the Singapore Companies Act. Among these requirements is an obligation to notify the Singapore affiliate in writing when you receive an interest (e.g., options, shares) in Stratex or any related companies. Please contact Stratex to obtain a copy of the notification form. You must also notify the Singapore affiliate when you sell shares of Stratex or any related company (including when you sell shares acquired under the exchange program) or if you participate in the Option Exchange Program. These notifications must be made within two days of acquiring or disposing of any interest in Stratex or any related company. In addition, a notification must be made of your interests in Stratex or any related company within two days of becoming a director.

18.	Extension of Offer; Termination; Amendment.

     We expressly reserve the right, in our discretion, at any time and from time to time, and regardless of whether any event set forth in the attached Schedule A has occurred or is deemed by us to have occurred, to extend the period of time during which this Offer is open, and thereby delay the acceptance for exchange of any options, by giving oral or written notice of such extension, no later than 9:00 a.m. Eastern Time on the next business day after the expiration of the Offering Period, to the option holders eligible to participate in the exchange.

     This Offer is subject to and contingent upon obtaining stockholder approval of the Offer at the 2003 Annual Meeting of Stockholders on July 15, 2003. If the stockholders of the Company do not approve the Offer at the 2003 Annual Meeting of Stockholders on July 15, 2003, the Offer will be deemed automatically withdrawn. In addition, the contingent tender of any options will be automatically cancelled and such options will continue to be subject to their original terms.

     We also expressly reserve the right, in our judgment, prior to the Expiration Date, to terminate or amend this Offer and to postpone our acceptance and cancellation of any options elected for exchange upon the occurrence of any of the conditions specified in Schedule A by giving oral or written notice of such termination, amendment or postponement to the option holders eligible to participate in the exchange. In the event such termination or withdrawal of the Offer occurs prior to the Expiration Date, we will release the options tendered for exchange promptly after termination or withdrawal of the Offer and the options you previously tendered for exchange will continue to be subject to their original terms (with some possible change in tax treatment if the tendered options are incentive stock options, see Section 13 of “The Offer” for more details).

     Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Schedule A has occurred or is deemed by us to have occurred, to amend this Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in this Offer to option holders or by decreasing or increasing the number of options being sought in this Offer.

     Amendments to this Offer may be made at any time and from time to time. In the case of an extension, the amendment must be issued no later than 9:00 a.m. Eastern Time on the next business day after the last previously scheduled or announced Expiration Date. Notice of any amendment to this Offer will be disseminated promptly to option holders in a manner reasonably designed to inform option holders of such change.

     If we materially change the terms of this Offer or the information concerning this Offer, or if we waive a material condition of this Offer, we will extend this Offer. Except for a change in the consideration offered for the options or a change in the number of options eligible for exchange in this Offer, the amount of time by which we will extend this Offer following a material change in the terms of this Offer or information concerning this Offer will depend on the facts and circumstances, including the relative materiality of such terms or information. If we decide to take any of the following actions, we will notify you of such action in writing after the date of such notice:

     (a)     we increase or decrease the amount of consideration offered for the options;

     (b)     we decrease the number of options eligible to be elected for exchange in this Offer; or

     (c)     we increase the number of options eligible to be elected for exchange in this Offer by an amount that exceeds 2% of the shares of common stock issuable upon exercise of the options that are subject to this Offer immediately prior to the increase.

     If this Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first sent or given in the manner specified in Section 18 of this Offer to Exchange, we will extend the Offer so that the Offer is open at least 10 business days following the sending or giving of notice.

19.	Fees and Expenses.

     We will not pay any fees or commissions to any broker, dealer or other person for soliciting elections to exchange options pursuant to this Offer to Exchange.

20.	Additional Information.

     We have filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer to Exchange is a part. This Offer to Exchange does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that, in addition to this Offer to Exchange and the on-line election form, you review the following materials that we have filed with the SEC before making a decision on whether to elect to exchange your options:

     (a)     Stratex Networks, Inc.’s Annual Report on Form 10-K for the year ended March 31, 2003, filed with the SEC on May 19, 2003 (Commission File No. 0-15895).

     (b)     Stratex Networks, Inc.’s definitive Proxy Statement for our 2003 Annual Meeting of Stockholders, filed with the SEC on April 16, 2003.

     (c)     Stratex Networks, Inc.’s Registration Statements on Form S-8 (File No. 333-94438) (registering shares to be issued under the 1994 Stock Incentive Plan), filed with the SEC on July 10, 1995.

     (d)     Stratex Networks, Inc.’s Registration Statements on Form S-8 (File No. 333-11387) (registering shares to be issued under the 1996 Non-Officer Employee Stock Option Plan), filed with the SEC on September 4, 1996.

     (e)     Stratex Networks, Inc.’s Registration Statements on Form S-8 (File No. 333-48535) (registering shares to be issued under the 1998 Non-Officer Employee Stock Option Plan), filed with the SEC on March 24, 1998.

     (f)     Stratex Networks, Inc.’s Registration Statements on Form S-8 (File No. 333-85135) (registering shares to be issued under the 1999 Stock Incentive Plan), filed with the SEC on August 13, 1999.

     (g)     Stratex Networks, Inc.’s Registration Statements on Form S-8 (File No. 33398735) (registering shares to be issued under the 2002 Stock Incentive Plan), filed with the SEC on August 26, 2002.

     (e)     The description of Stratex Networks, Inc.’s common stock, par value $.001 per share, set forth in Stratex Networks, Inc.’s registration statements filed pursuant to Section 12 of the Securities Exchange Act of 1934, and any amendment or report filed for the purpose of updating such descriptions.

     These filings, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the SEC’s public reference rooms at 450 Fifth Street, N.W. Room 1024 Washington, D.C. 20549. You may obtain information on the operation of the public reference rooms by calling the SEC at (800) SEC-0330.

     Our SEC filings are also available to the public on the SEC’s internet site at http://www.sec.gov.

     Our common stock is quoted on the Nasdaq National Market under the symbol “STXN” and our SEC filings can be read at the following Nasdaq address:

     Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006

     We will also provide, without charge, to each person to whom a copy of this Offer to Exchange is delivered, upon the written or oral request of any such person, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed to: Stratex Networks, Inc., Attention: Corporate Secretary, 120 Rose Orchard Way, San Jose, California 95134, or by telephoning us at (408) 943-0777 between the hours of 8:00 a.m. and 5:00 p.m. Pacific Time. The materials are also available on our website at www.stratexnet.com.

     As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

     The information contained in this Offer to Exchange about Stratex Networks, Inc. should be read together with the information contained in the documents to which we have referred you.

21.	Certain Risks of Participating in the Offer.

     Participation in the Offer involves a number of potential risks, including those described below. This section briefly highlights some of the risks and is necessarily incomplete. Eligible Employees should carefully consider these and other risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the Offer. In addition, we strongly urge you to read this Offer to Exchange carefully before deciding to participate in the Offer. The list of risks does not include certain risks that may apply to Eligible Employees who live and work outside of the United States. We urge those employees to read the sections in this Offer to Exchange discussing tax consequences in various countries, as well as the other documents listed above, and to consult with an investment and tax advisor as necessary before deciding to participate in this Offer.

     If our stock price increases after the date your tendered Current Options are cancelled, your cancelled Current Options might have been worth more than the Replacement Options that you will receive in exchange for them.

     For example, if you cancel a Current Option with a $6.50 exercise price, and the Company’s common stock appreciates to $8.00 per share when the Replacement Options are granted, your Replacement Option will have a higher exercise price than your Current Option and represent the right to purchase fewer shares of common stock than your Current Option.

     If Stratex is acquired by or merges with another company, your cancelled Current Options might have been worth more than the Replacement Options that you will receive in exchange for them.

     These types of transactions could have substantial effects on the price of our common stock, including potentially substantial appreciation in the price of our stock. Depending on the structure of this type of transaction, tendering Eligible Employees might be deprived of any further price appreciation in the stock associated with the Replacement Options. In addition, in the event of an acquisition of our Company for stock, tendering Eligible Employees might receive Replacement Options to purchase shares of a successor to our Company, where the exercise price of the Replacement Options would be equal to the fair market value of such acquirer’s stock on the Grant Date. Eligible Employees who do not tender in the Offer will have their outstanding Current Options treated in accordance with the terms of the applicable stock option plan and if their Current Options are assumed by the successor to our Company, those options would be priced in accordance with the terms of the transaction. This could potentially result in a greater financial benefit for those Eligible Employees who opted not to participate in this Offer and who instead retained their Current Options.

     If your employment terminates after we cancel options tendered for exchange but prior to the grant of the Replacement Options, you will receive neither the Replacement Options nor the return of your cancelled Current Options.

     Once your Current Options are cancelled, you will no longer have any rights with respect to these options. Accordingly, if your employment terminates for any reason prior to the grant of the Replacement Options, you will not have the benefit of either the cancelled Current Options or the Replacement Options.

     If your employment terminates as part of a reduction-in-force that occurs after we cancel options elected for exchange but prior to the grant of the Replacement Options, you will receive neither the Replacement Options nor the return of your cancelled Current Options.

     If the economic conditions in the United States remain stagnant or worsen or if a wider or global economic slowdown occurs, our business, operating results, and financial condition may be materially adversely impacted and we may undertake various measures to reduce our expenses including, but not limited to, reductions-in-force of certain of our employees or those of our Participating Subsidiaries.

     If your employment terminates as a result of an acquisition or merger of Stratex that occurs after we cancel options elected for exchange but prior to the grant of the Replacement Options, you will receive neither the Replacement Options nor the return of your cancelled Current Options.

     If another company acquires Stratex, that company may, as part of the transaction or otherwise, decide to terminate some or all of our employees prior to the grant of Replacement Options under the Stock Option Exchange Program. Termination for this, or any other, reason before the Replacement Options are granted means that you will not receive the Replacement Options, nor will you receive any other consideration for your Current Options that were cancelled.

     Tax-Related Risks for Non-U. S. Residents. If you are an Eligible Employee residing outside of the U.S. and you take advantage of this Offer, you may be liable for tax and social insurance contributions on the fair market value of the Replacement Options. Additionally, you may lose the ability to claim preferential tax treatment in connection with your Replacement Options. In addition, you may have exchange control reporting obligations associated with the transfer of funds in connection with the Replacement Options or the ownership of foreign shares of stock. The summaries of the tax implications of the option exchange set forth in this Offer to Exchange are general in nature and necessarily incomplete and may not apply to your specific circumstances. In addition, tax consequences change frequently and occasionally on a retroactive basis. We therefore strongly recommend you consult with a tax advisor in your own country as to the tax consequences of participating in the Offer. If you are eligible for the Offer because you live or work in one country but are also subject to the tax laws in another country, you should be aware that there may be other tax and social insurance consequences which may apply to you. You should consult your own tax advisor to discuss these consequences.

     Business-Related Risks. The risk factors relating to the Company’s business and prospects included on pages 11 to 23 of our Annual Report on Form 10-K for the year ended March 31, 2003 are incorporated herein by reference. See “Additional Information” under Section 21 for instructions on how you can obtain copies of our SEC reports.

22.	Miscellaneous.

     This Offer to Exchange and our SEC reports referred to above contain forward-looking statements, which are generally written in the future tense and/or are preceded by words such as “will,” “may,” “should,” “could,” “expect,” “suggest,” “believe,” “anticipate,” “intend,” “plan,” or other similar words. Forward-looking statements include statements regarding (1) our gross margins and factors that affect gross margins, such as the costs of raw materials, our ability to absorb manufacturing costs, trends in selling prices, and the sale of previously reserved inventory; (2) our research and development efforts; (3) the commercial success of our new products; (4) trends in future sales; (5) the availability of cash to finance operations; (6) our ability to hold our fixed income investments until maturity; and (7) future economic conditions.

     Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. The forward-looking statements contained in this Offer to Exchange and our

     SEC reports referred to above are based on information available to us as of the date of such documents and expectations and assumptions that we deem reasonable at the time the statements were made. We do not undertake any obligation to update any forward-looking statements in this Offer to Exchange or in any of our other communications, except as required by law. All such forward-looking statements should be read as of the time the statements were made and with the recognition that these forward-looking statements may not be complete or accurate at a later date.

     The safe harbor provided in the Private Securities Litigation Reform Act of 1995, by its terms, does not apply to statements made in connection with this tender offer.

     Many factors may cause actual results to differ materially from those expressed or implied by the forward-looking statements contained in this Offer to Exchange.

     We have not authorized any person to make any recommendation on our behalf as to whether you should elect to exchange or refrain from exchanging your options pursuant to this Offer. You should rely only on the information contained in this document, in the related election form or other information to which we have referred you and the information provided by representatives of the Human Resources Department. We have not authorized anyone to give you any information or to make any representations in connection with this Offer other than the information and representations contained in this document, in the related election form or other information to which we have referred you and the information provided by representatives of the Stock Administration and Finance Departments. If any other person makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

Stratex Networks, Inc.
June 23, 2003, as amended July 3, 2003

SCHEDULE A
CONDITIONS OF THIS OFFER

     Notwithstanding any other provision of this Offer, we will not be required to accept any options tendered for exchange, and we may terminate or amend this Offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case subject to certain limitations and our reasonable discretion, if at any time on or after June 23, 2003 and prior to the Expiration Date, any of the following events has occurred or has been determined by us to have occurred, regardless of the circumstances giving rise thereto:

     (a)     the stockholders of the Company do not approve the Offer at the 2003 Annual Meeting of Stockholders on July 15, 2003;

     (b)     there shall have been threatened or instituted or be pending any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of this Offer, the acquisition of some or all of the options elected for exchange pursuant to this Offer or the issuance of Replacement Options, or otherwise relates in any manner to the Offer or that, in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of Stratex or our subsidiaries or affiliates, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or affiliates or materially impair the contemplated benefits of the Offer to us including, without limitation, benefits such as having a fewer number of options outstanding and not having to record a compensation expense in connection with this Offer;

     (c)     there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to this Offer or us, by any court or any authority, agency or tribunal that would or might directly or indirectly:

               (i)     make the acceptance for exchange of, or issuance of Replacement Options for, some or all of the options tendered for exchange illegal or otherwise restrict or prohibit consummation of this Offer;

               (ii)     delay or restrict our ability, or render us unable, to accept for exchange or issue Replacement Options for some or all of the options tendered for exchange; or

               (iii)     materially and adversely affect the business, condition (financial or other), income, operations or prospects of Stratex or our subsidiaries or affiliates, or otherwise materially impair in any way the contemplated future conduct of our business or the business of any of our subsidiaries or affiliates or materially impair the contemplated benefits of the Offer to us including, without limitation, benefits such as having a fewer number of options outstanding and not having to record a compensation expense in connection with this Offer;

     (d)     there shall have occurred:

               (i)     any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market;

               (ii)     the declaration of a banking moratorium or any suspension payments in respect of banks in the United States, whether or not mandatory;

               (iii)     the commencement or escalation of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States;

               (iv)     any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that might affect, the extension of credit by banks or other lending institutions in the United States;

               (v)     any decrease of greater than 50% of the market price of the shares of our common stock or any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or other), operations or prospects of Stratex Networks, Inc. or on the trading in our common stock;

               (vi)     any change in the general political, market, economic or financial conditions in the United States or abroad that could have a material adverse effect on the business, condition (financial or other), operations or prospects of our subsidiaries or affiliates or that, in our reasonable judgment, makes it inadvisable to proceed with the Offer;

               (vii)     in the case of any of the foregoing existing at the time of the commencement of this Offer, a material acceleration or worsening thereof; or

               (viii)     any decline in either the Dow Jones Industrial Average or the Standard and Poor’s Index of 500 Companies by an amount in excess of 10% measured during any time period after the close of business on June 23, 2003;

     (e)     there shall have occurred any change in generally accepted accounting standards which could or would require us for financial reporting purposes to record compensation expense against our earnings in connection with this Offer.

     (f)     a tender or exchange offer with respect to some or all of our common stock, or a merger or acquisition proposal for us, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed, or we shall have learned that:

               (i)     any person, entity or group within the meaning of Section 13(d)(3) of the Securities Exchange Act, shall have acquired or proposed to acquire beneficial ownership of more than 5% of the outstanding shares of our common stock, or any new group shall have been formed that beneficially owns more than 5% of the outstanding shares of our common stock, other than any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before June 23, 2003;

          (ii)     any such person, entity or group that has filed a Schedule 13D or Schedule 13G with the SEC on or before June 23, 2003 shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of the outstanding shares of our common stock; or

          (iii)     any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or made a public announcement reflecting an intent to acquire us or any of the assets or securities of us.

     The conditions to this Offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them prior to the expiration time. We may waive them, in whole or in part, at any time and from time to time prior to the Expiration Date, in our discretion, whether or not we waive any other condition to this Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this Schedule A will be final and binding upon all persons.

SCHEDULE B

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF
STRATEX NETWORKS, INC.

     The directors and executive officers of Stratex Networks, Inc. and their positions and offices as of June 9, 2003 are set forth in the following table:

NAME	POSITION WITH THE COMPANY

Charles D. Kissner	Chairman and Chief Executive Officer
Richard C. Alberding	Outside Director
John W. Combs	Outside Director
William A. Hasler	Outside Director
James D. Meindl	Outside Director
V. Frank Mendicino	Outside Director
Edward F. Thompson	Outside Director
Carl A. Thomsen	Senior Vice President, Chief Financial Officer and Corporate Secretary
Paul A. Kennard	Vice President, Product Development and Chief Technical Officer
Ryan R. Panos	Vice President Worldwide Sales and Service
Robert J. Schlaefli	Vice President Global Operations

     The address and the telephone number of each director and executive officer is: c/o Stratex Networks, Inc., 120 Rose Orchard Way, San Jose, California 95134, (408) 943-0777.